EXHIBIT 4 (b) (xx)

Deed of variation

This Deed is dated 22 June 2020
PARTIES
(1)LLOYDS BANK PLC whose registered office is at 25 Gresham Street, London EC2V 7HN (the “Employer”); and
(2)William Chalmers (the “Executive”)
BACKGROUND

(A)The Employer and the Executive entered into a Service Agreement dated 15 March 2019 (the “Agreement”).
(B)Under clause 4.1 of the Agreement the Employer is obliged to pay a contribution of 25% (“the Original Rate”) of the Executive’s annual salary either into the Employer’s Your Tomorrow Pension Scheme (“the Scheme”) for the benefit of the Executive (“the Pension Contribution”), or, if the Executive has chosen to opt out of the Scheme or cap pension contributions to the Scheme, as a non-pensionable cash supplement (“the Pension Supplement”) to the Executive.

(C)The Parties have agreed that the percentage Pension Contribution or Pension Supplement payable by the Employer under clause 4.1 of the Agreement for the 2020 year onwards is 15% (“the New Rate”).

(D)Taking into account payments already made by the Employer for 2020 at the Original Rate, the Parties have agreed that the rate payable by the Employer for the remaining months of 2020 will need to be lower than the New Rate, depending on how many months of 2020 have been paid at the Original Rate, so that the total Pension Contribution or Pension Supplement paid by the Employer for 2020 is 15% of the Executive’s annual salary for 2020.

(E)The Parties wish to confirm their agreement by entering this Deed.
AGREED TERMS

1.TERMS DEFINED IN THE AGREEMENT

In this Deed, expressions defined in the Agreement and used in this Deed have the meaning set out in the Agreement. The rules of interpretation set out in the Agreement apply to this Deed.

2.VARIATION

2.1With effect for the 2020 calendar year onwards and subject to clause 2.2 below, the Parties agree that the percentage stated in clause 4.1 of the Agreement will be the New Rate which will apply to the Pension Contribution to the Scheme or the Pension Supplement payable by the Employer.
2.2For 2020 it is agreed that, in order to achieve an overall total Pension Contribution or Pension Supplement at the New Rate, the Employer will pay the percentage Pension Contribution or

Pension Supplement at the monthly rate set out in the table below (“the Monthly Reduced Rate”), depending on how many months have been paid at the Original Rate, so that the total Pension Contribution or Pension Supplement paid by the Employer for 2020 is equal to 15% of the Executive’s annual salary for 2020.

Number of months at Revised Rate	Number of months at Reduced Rate	Monthly Reduced Rate	Remaining total Pension Contribution / Pension Allowance
5	7 (June to December 2020)	7.941%	£37,560.00
6	6 (July to December 2020)	5.098%	£20,668.24

2.3From 1 January 2021 the percentage Pension Contribution or Pension Supplement payable by the Employer will be at the New Rate.
2.4The Executive agrees that, if the Employment terminates before 31 December 2020 for any reason and, at such termination date the Executive has already received more than 15% of their annual salary for 2020 (pro-rated to such termination date) by way of Pension Contribution or Pension Allowance, the Employer will be authorised to deduct from any salary and/or other payments due to the Executive the amount of such excess.
3.GOVERNING LAW

This Deed and any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with it or its subject matter or formation shall be governed by and construed in accordance with the law of England and Wales.

4.JURISDICTION

Each Party irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with this Deed or its subject matter or formation.

IN WITNESS whereof this Deed of Variation has been duly executed as a deed and is delivered and take effect on the date stated at the beginning of it.

Executed as a deed                      )
by Lloyds Bank plc                         )
acting by an authorised attorney    )
/s/ Matt Sinnott
.........................................
                                                                      Matt Sinnott
                                                                     Authorised Attorney
In the presence of:

Witness Signature           /s/ Conor Sinnott
Witness Name                  Conor Sinnott
Witness Address              ………………………………………………………….

Signed as Deed by William Chalmers in the presence of:	/s/ William Chalmers /s/ Courtney Simmons SIGNATURE OF WITNESS Courtney Simmons ……………………………….. ……………………………….. ADDRESS OF WITNESS